EXHIBIT (g)(3)
                              CONSENT TO ASSIGNMENT

This Consent to Assignment by HT Insight Funds, Inc. (the "Fund") relates to the Custodian Agreement between the Fund and PNC Bank, N.A. (formerly Provident National Bank) ("PNC Bank") dated December 1, 1989 (the "Agreement").

WHEREAS, PNC Bank will assign all of its rights, title, interest, duties and obligations under the Agreement to PFPC Trust Company ("PFPC"); and

WHEREAS, it is desirable to have the Fund consent to such assignment, and the Fund will thereby release its rights against PNC Bank; and

WHEREAS, the Agreement may require an assignee of the Agreement such as PFPC to make certain representations and agreements.

NOW, THEREFORE:

1. The Fund hereby consents to the assignment of the Agreement from PNC Bank to PFPC, and hereby waives any rights to notice or any other prerequisites that it might otherwise be able to assert in connection with the assignment. By consenting to the assignment, the Fund agrees (on behalf of itself, its shareholders and any other persons claiming through the Fund) (i) not to challenge or otherwise call into question the assignment, and (ii) to look solely to PFPC for the performance of the duties or obligations of the custodian and the satisfaction of any claims or rights of the Fund under the Agreement that arise from the date of consent or thereafter. In addition, notwithstanding anything set forth in the Agreement, in consideration of the assignment the Fund agrees to waive and release any and all claims or rights it may have against PNC Bank with respect to the Agreement that arise from the date of consent or thereafter.

2. PFPC hereby makes the representations and agreements which are required to be made by an assignee such as PFPC pursuant to the Agreement, to the extent such representations and agreements are necessary to effect a valid assignment of the Agreement to PFPC as described herein. In particular, PFPC agrees to comply with all relevant provisions of the Investment Company Act of 1940 which relate to its duties and obligations under the Agreement (provided that PFPC will have no responsibility for compliance by the Fund with such Act).

HT Insight Funds, Inc.                            Acknowledged and Agreed:
                                                  PFPC Trust Company

By: /S/ GEORGE A. RIO                             By: /S/ JOSEPH GRAMLICH
    ----------------                                  -------------------

Title: President                                  Title: Senior Vice President

Date of Consent:  February 18, 1999